FORM OF AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        CADUS PHARMACEUTICAL CORPORATION
                       (formerly Cadus Therapeutics Corp.)

     CADUS PHARMACEUTICAL CORPORATION, a Delaware corporation (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is CADUS PHARMACEUTICAL CORPORATION.

     2. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 23, 1992, under the name Cadus Therapeutics Corp.

     3. This Restated Certificate of Incorporation (the "Restated Certificate") which was duly adopted in accordance with Sections 242 and 245, with prompt written notice thereof having been given to the stockholders of the Corporation pursuant to Section 228(d), of the General Corporation Law of the State of Delaware, amends and restates the provisions of the present certificate of incorporation, as amended, of the Corporation.

     4. Immediately upon filing this Restated Certificate, the text of the present certificate of incorporation, as amended, is hereby amended and restated to read in full as set forth herein:

     FIRST: The name of the Corporation is CADUS PHARMACEUTICAL CORPORATION (the "Corporation").

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 35,000,000, all of which shall be Common Stock having a par value of $.01 per share.

     FIFTH: The Board of Directors of the Corporation is


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expressly authorized and empowered to adopt, amend or repeal the by-laws of the
Corporation, without any action on the part of the stockholders of the Corporation, but the stockholders of the Corporation may make additional by-laws and may amend or repeal any by-law whether adopted by them or otherwise.

     SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by subsection 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. The Corporation shall advance expenses for the defense of any director, officer, employee or agent prior to a final disposition of a claim provided such party executes an

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undertaking to repay advances from the Corporation if it is ultimately determined that such party is not entitled to indemnification. Any repeal or modification of this Article shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Jeremy M. Levin, its President, and attested by James S. Rielly, its Secretary, on July __, 1996.



                                             CADUS PHARMACEUTICAL CORPORATION


                                             By:_____________________________
                                                Jeremy M. Levin, President


Attest:


_______________________
James S. Rielly,
Secretary

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